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                                                                   Exhibit 10.10

                           INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into this __ day of July, 2000, by and among Tyco International Ltd., a Bermuda company ("Indemnitor"), TyCom Ltd., a Bermuda company ("TyCom"), and Tyco Submarine Systems Ltd., a Delaware company ("TSSL").

                              W I T N E S S E T H:

WHEREAS, TSSL is the defendant in that certain civil action, number 00 Civ. 3860, pending in the United States District Court for the Southern District of New York, styled "Global Crossing Ltd. and South American Crossing (Subsea) Ltd.
v. Tyco Submarine Systems Ltd." (the "Litigation");

WHEREAS, TSSL is the respondent in that certain arbitration proceeding before the American Arbitration Association, Demand for and Notice of Arbitration, dated May 22, 2000, styled "Atlantic Crossing Ltd., GT Landing Corp., GT U.K. Ltd., Global Telesystems GmbH, and GT Netherlands BV against Tyco Submarine Systems Ltd." (the "Arbitration");

WHEREAS, TyCom is the indirect parent of TSSL; and

WHEREAS, Indemnitor seeks to provide comfort and indemnity in the event of any liability which may attach to TSSL or to TyCom ( the "Indemnitees") arising out of or relating to the Litigation and the Arbitration, and any other claim, counterclaim, action or proceeding relating thereto or arising therefrom (collectively, the "Actions").

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, the parties hereto agree as follows:

1. Indemnitor shall protect, indemnify, defend, and hold harmless the Indemnitees, their respective shareholders and subsidiaries, and the officers, directors, employees, agents, successors and assigns of each of them (Indemnitees and such persons collectively referred to as "Indemnitees' Indemnified Persons"), from and against any and all claims, judgments, losses, liabilities, expenses (including interest and penalties), and damages, including, without limitation, compensatory and punitive damages, presently asserted or subsequently awarded in any or all of the Actions; provided, however, that the Indemnitor shall not be required to protect, indemnify, defend or hold harmless hereunder any of Indemnitees' Indemnified Persons from or against any claim, judgment, loss, liability, expense or damage arising out of the award of any injunctive relief granted in connection with the Actions, provided further, that the exclusion in the foregoing proviso shall not extend to any claim, judgement, loss, liability, expense or damage arising out of any claim by a third party as a result of action or refusal or forbearance to act by Indemnitees' Indemnified Person required by any such injunctive relief. Indemnitor's obligations hereunder shall include, without limitation, paying when due, or reimbursing Indemnitees' Indemnified Persons for, without demand, all costs of defense of
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Indemnitees' Indemnified Persons including, without limitation, all reasonable attorneys' fees and legal expenses incurred by Indemnitees' Indemnified Persons in relation to the Actions. Indemnitor shall have full control over all matters pertaining to the conduct of the Actions including, subject to Section 4 hereof, the settlement thereof. This Agreement shall become effective without any further action required by any of the parties hereto upon the consummation of the proposed initial public offering of the shares of TyCom.

2. Indemnitees shall provide Indemnitor with such cooperation, assistance and information as Indemnitor may reasonably request with respect to the Actions or any insurance claim relating thereto. Indemnitees shall make available and leave open for Indemnitor's inspection at reasonable times and upon reasonable notice all documentation (including, without limitation, files, data, books and records) relating in any manner to the Actions, and Indemnitor may, at its expense, make copies of any documentation as it may reasonably request. Indemnitees shall afford Indemnitor reasonable access to Indemnitees' officers, directors, employees and agents as may be designated by Indemnitor to assist Indemnitor's counsel in connection with the Actions. Such assistance may include, without limitation, interviews or attendance at or participation in depositions, legal proceedings or settlement negotiations. Indemnitor shall reimburse Indemnitees' Indemnified Persons for any reasonable out-of-pocket expenses incurred by Indemnitees' Indemnified Persons in providing any documentation, and shall reimburse Indemnitees for any reasonable out-of-pocket costs incurred in connection with making any officers, directors, employees or agents available to assist Indemnitor as provided hereinabove. Each of Indemnitees' Indemnified Persons shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitees' Indemnified Person.

3. Indemnitees shall cooperate fully with Indemnitor in any effort by Indemnitor to reach any reasonable compromise or settlement of any action with any party to the Actions (or any insurance claim related thereto), including by participating in or providing the means to effect through the use of its commercial facilities (including, without limitation, its capabilities to design, manufacture, install, operate and maintain undersea fiber cable systems) on terms not less favorable than would be offered to third parties generally to effect any such compromise or settlement based, in whole or in part, on commercial arrangements with any such party. Indemnitor shall pay and bear any loss, liability, expense or damage to any Indemnitees' Indemnified Persons to the extent resulting from use of Indemnitees' commercial facilities on terms that are less favorable to Indemnitees than would be offered to third parties generally in connection with any compromise or settlement of any of the Actions to that same extent as if such loss, liability, damage or expense was an amount awarded in the Actions for which Indemnitor would be responsible hereunder.

4. Any compromise or settlement that is consummated by Indemnitor with a party to such Action in a manner materially adverse to Indemnitees shall, unless (i) Indemnitor shall pay and bear all of the amounts, losses, liabilities and expenses and damages payable pursuant to such settlement to the same extent as if they were amounts awarded
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in the Actions for which Indemnitor is responsible and (ii) such compromise or settlement contains full releases in customary form of all Indemnitees' Indemnified Persons in respect of the Actions, require the prior consent of a majority of the independent members of the board of directors of TyCom (which consent shall also be binding upon TSSL), which consent shall not be unreasonably withheld.

5. This Agreement is made without any admission of liability by Indemnitees or Indemnitor and shall not be interpreted as an admission of liability. Indemnitees and Indemnitor expressly deny any such liability.

6. Any failure on the part of Indemnitees' Indemnified Persons to enforce its rights under this Agreement shall not be construed as a subsequent waiver of any such right.

7. All notices, requests, and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Indemnitor, to:

The Zurich Centre
Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Fax: 441-295-9647
Attention: Chief Corporate Counsel

if to TSSL, to:

60 Columbia Turnpike, Bldg. A
Morristown, NJ 07960
Fax: 973-656-8805
Attention: President

If to TyCom, to:

The Zurich Centre
Second Floor, Suite 201
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Fax: 441-295-9777
Attention: President

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed
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not to have been received until the next succeeding business day in the place of receipt. In the event that TyCom does not issue a notice hereunder within a reasonable period after a request to do so by a majority of the independent members of the board of directors of TyCom, then Indemnitor and TyCom agree that such notice may be given on behalf of TyCom by any independent member of its board of directors.

8. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may waived, only by an instrument in writing signed by a majority of the independent members of the board of directors of TyCom, or each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

9. This Agreement, as amended by any written amendments, constitutes the entire agreement between the parties, written or oral, with respect to the subject matter hereof.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

11. This Agreement and the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TYCO INTERNATIONAL LTD.               TYCO SUBMARINE SYSTEMS LTD.

By:_______________________            By:____________________________
Its:______________________            Title:_________________________

TYCOM LTD.

By:_______________________
Its:______________________